Exhibit 99.3

CONFIDENTIAL

October 31, 2007

Mr. Doyce Gaskin

1031 Country Club Road

Albertville, Alabama 35951

Dear Doyce:

Thank you for agreeing to continue to support our efforts at Mueller Water Products, Inc. in the manner set forth below. The following sets forth our understanding of the changes in your employment relationship with Mueller Water Products, Inc. (the “Company”).

Except as set forth herein, the terms of your offer letter dated July 25, 2006 (“Letter Agreement”) will continue to apply to our relationships. That Letter Agreement shall be and remain in full force and effect, unamended, unaltered and unmodified in any way or manner whatsoever, except that:

1.	In Section 2(a), your base salary will be adjusted to $368,000 per year, effective as of November 1, 2007, if you execute this letter agreement prior to November 5, 2007.

2.	In Section 2(b), your bonus target level will be $314,000 per year.

3.	In lieu of Section 2(c), you will be eligible for awards of Series A common stock under the Mueller Water Products, Inc. Stock Incentive Plan. Upon your acceptance of this letter agreement, you will be entitled to receive equity under the normal equity plan for this completed fiscal year at a Black-Scholes valuation of $520,000, which will be awarded on the date (at the end of November/early December) that all other awards are granted by the Compensation and Human Resources Committee of the Board of Directors.

Every year after this year, you will be eligible for equity under the normal equity plan which will also identify your annual target equity at a Black-Scholes valuation of $520,000. This target is market based, is established by the Compensation and Human Resources Committee of the Board of Directors, and may change from time to time. All future equity awards are granted at the discretion of the Compensation Committee.

4.	Instead of being provided a Company leased vehicle, as provided in Section 2 (d), you will be provided an automobile allowance of $1,500 per month, commencing at the time that you relinquish your Company leased vehicle.

As you know, our headquarters have moved to Atlanta, and all your communications regarding the Letter Agreement should be with our corporate officers in Atlanta.

As you also know, we are in the process of redoing all of our executive arrangements to comply with Section 409A of the Internal Revenue Code, and we will distribute those documents in accordance with the timing provided by guidance from IRS regulations. But if you concur that this letter sets forth our mutual understanding of the changes we have agreed to in your offer letter, please sign a copy of this letter where indicated below and return to me in the envelope provided.

Very truly yours,

Gregory E. Hyland

By signing below, I hereby accept the above-referenced changes to my Letter Agreement with Mueller Water Products, Inc.

/s/ Doyce Gaskin
Doyce Gaskin